Exhibit 99.1

Remembering John Brown:

A Scripture, A Vision, A Calling

Dear Zion Family,

With heavy hearts, and yet with the sure hope promised to us in Jesus Christ, Zion Oil & Gas shares the passing of our founder, John Brown, on May 22, 2026 at the age of 86.

There are some lives that cannot be measured merely by years, titles, accomplishments, or milestones. John’s life was one of those. To many, he was a founder, chairman, entrepreneur, and pioneer. To those who knew him more personally, he was also a friend, mentor, encourager, and brother in Christ. But at the center of John’s life was something deeper still: a calling.

For more than forty years, John carried in his heart a conviction that shaped the course of his life and the identity of this company. What he often described as “A Scripture. A Vision. A Calling.” was not a slogan to him. It was the framework of his obedience. From the earliest days of his journey, John believed the Lord had placed before him a mission connected to the land and people of Israel—a mission that would require faith, perseverance, sacrifice, and patience far beyond what any ordinary business ambition could sustain.

And John did persevere.

He persevered through years of uncertainty. Through difficult seasons. Through waiting. Through opposition. Through questions that did not always receive immediate answers. Through the long labor of building a company whose purpose was never merely commercial, but deeply connected to faith, promise, stewardship, and love for Israel.

John’s faith was not theoretical. It moved him. It cost him. It compelled him to act.

That is one reason his life and leadership have inspired so many shareholders, supporters, employees, partners, and friends around the world. John reminded us that some callings are not carried for a season only. Some are carried for a lifetime. And some are entrusted to others to carry forward when the first servant’s race is complete.

In this moment, we are reminded of Moses, who led the people of Israel for forty years through the wilderness toward the land God had promised. Moses saw the Promised Land from a distance before his earthly journey ended, even though he himself did not enter it with the people he had led. Yet his life was not a failure. It was a testimony of faithfulness. He carried the promise as far as God appointed him to carry it, and others were called to continue the journey.

John’s story bears a similar kind of weight for many of us.

He gave more than four decades to the vision God placed in his heart. He stood, believed, worked, prayed, sacrificed, and pressed forward. And while we grieve that he is no longer with us in this earthly work, we do not grieve as those without hope. John’s greatest treasure was never a well, a license, a discovery, a company, or a public achievement. His greatest treasure was Christ. Today, we rejoice in confidence that John is in the presence of the Savior he loved and served.

At the same time, we feel the loss deeply.

We have lost a founder whose faith helped define this company.
We have lost a voice whose conviction strengthened many.
We have lost a friend whose life reminded us that obedience is often measured not in ease, but in endurance.

To John’s wife Joan and the rest of his earthly family, we offer our heartfelt prayers, gratitude, and deepest condolences. We honor the sacrifices they made and the years they shared him with a mission that touched lives across the world. We ask the Zion family to join us in praying for them in the days ahead.

And to our shareholders and supporters, we want to say clearly: the work John began does not end here.

John never intended Zion’s mission to rest on one man’s strength. His own testimony pointed beyond himself—to the faithfulness of God, to the promises of Scripture, to the people and land of Israel, and to the calling he believed the Lord had entrusted to this company. That calling remains before us.

Our resolve is not weakened. It is strengthened.

Our gratitude is not passive. It moves us forward.

Our sorrow is real, but it is not defeat.

The leadership and team of Zion Oil & Gas remain committed to carrying the torch John bore so faithfully. We remain committed to the mission, to our shareholders, to our work in Israel, and to the pursuit of the purpose that has guided Zion from the beginning. With humility, diligence, and renewed fervor, we will continue the work John felt called to begin.

John Brown’s earthly race is finished. His faith has become sight. His labor is now rest. His hope is now joy.

May we honor him not only by remembering what he said, but by continuing faithfully in what he began.

“I have fought the good fight, I have finished the race, I have kept the faith.”
— 2 Timothy 4:7 (ESV)

“Well done, good and faithful servant.”
— Matthew 25:23